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                            TEMPLATE SOFTWARE, INC.                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (UNAUDITED)

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
                                                                          Three Months Ended
                                                                February 28, 1997   February 29, 1996

Net income                                                      $         407,214   $         156,114
                                                                ======================================

Weighted average shares of common stock outstanding                     2,905,550           2,182,994

Weighted average effect of common stock equivalents (using
the treasury stock method)                                              2,116,970           1,471,460

Common shares issued within one year of initial filing                        -                64,014

Common stock equivalents issued within one year of initial
filing                                                                        -               940,532
                                                                --------------------------------------
                                                                        5,022,520           4,659,000
                                                                ======================================

Net income per common share                                     $            0.08   $            0.03
                                                                ======================================


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